EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INKTOMI CORPORATION

AND

ADERO, INC.

Dated as of December 21, 2000

TABLE OF CONTENTS

Page

SECTION 1 PURCHASE AND CONSIDERATION	1
1.1	Sale and Purchase of Transferred Assets.	1

1.2	Assets Not to be Transferred	1

1.3	Assumption of Liabilities	1

1.4	Consideration	2

1.5	The Closing	2

1.6	Deliveries at the Closing	2

1.7	Allocation of Purchase Price	3

1.8	Sales Tax	3

SECTION 2 REPRESENTATIONS, WARRANTIES OF SELLER	4
2.1	Organization of Seller	4

2.2	Authority	4

2.3	Title to Assets	4

2.4	Consents and Absence of Conflicts	4

2.5	Intellectual Property	5

2.6	Litigation	6

2.7	Compliance with Laws	7

2.8	Assumed Contracts	7

2.9	Status of Contracts	7

2.10	Insurance	7

2.11	Restrictions on Business Activities	7

2.12	Sufficiency of Transferred Assets	7

2.13	Taxes	7

2.14	Employee Benefit Plans	7

2.15	Insolvency	8

2.16	Receivables	8

2.17	Waiver of Claims	8

2.18	No Finder	8

2.19	Bringdown Schedules	8

SECTION 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	9
3.1	Organization of Purchaser	9

3.2	Authority for Agreement	9

3.3	Consents and Absence of Conflicts	9

3.4	No Litigation	9

3.5	No Finder	9

SECTION 4 AGREEMENTS, ARRANGEMENTS AND COVENANTS	9
4.1	Full Access	9

4.2	Conduct of Business	10
I

SECTION 5 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	13
5.1	Representations True and Correct	13

5.2	Covenants Performed	13

5.3	Antitrust Compliance	13

5.4	Injunctions or Restraints on Conduct of Business	13

5.5	Necessary Consents	13

5.6	Officer’s Certificate	13

5.7	Ancillary Agreements	13

SECTION 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	14
6.1	Representations True and Correct	14

6.2	Covenants Performed	14

6.3	Antitrust Compliance	14

6.4	Injunctions or Restraints on Conduct of Business	14

6.5	Payment of Initial Cash Payment	14

6.6	Necessary Consents	14

6.7	Ancillary Agreements	14

SECTION 7 INDEMNIFICATION	14
7.1	Survival of Representations and Warranties	14

7.2	Indemnification by Seller	14

7.3	Indemnification by Purchaser	15

7.4	Indemnification Procedure	15

SECTION 8 TERMINATION	16
8.1	Termination	16

8.2	Effect of Termination	16

SECTION 9 CONFIDENTIALITY	16
9.1	Confidentiality	16
II

Page

9.3	Employee Disclosure	16

SECTION 10 GENERAL PROVISIONS	17
10.1	Payment of Costs	17

10.2	Entire Agreement; Waivers	17

10.3	Successors and Assigns	17

10.4	Notices	17

10.5	Governing Law	17

10.6	Amendments and Waivers	18

10.7	Counterparts	18

10.8	Enforcement	18

10.9	No Third Party Beneficiary Rights	18

III

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 21, 2000, is made and entered into by and between Inktomi Corporation, a Delaware corporation (“Purchaser”), and Adero, Inc., a Delaware corporation (“Seller”).

RECITALS

        A.  Seller, among other things, is engaged in the business of providing trusted third party clearinghouse, log information, traffic reporting and billing services, related to content distribution, to an alliance of network operators, including Internet service providers, network service providers, access providers, hosting entities and other similar organizations (the “Business”).

        B.  Seller desires to sell and/or license to Purchaser, and Purchaser desires to purchase and/or license from Seller, certain of the Seller’s assets and liabilities related to the Business upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

SECTION 1

PURCHASE AND CONSIDERATION

        1.1  Sale and Purchase of Transferred Assets. On the terms and subject to the conditions of this Agreement and except for the Excluded Assets (as defined in Section 1.2 hereof), effective as of the Closing Date (as defined in Section 1.5), Seller agrees to transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to buy from Seller, all of Seller’s rights, title and interest, including without limitation unliquidated rights under manufacturers’ and vendors’ warranties or guarantees, if any, in and to the assets and properties, tangible and intangible, real, personal or mixed, owned or leased by Seller as of the Closing Date, of and pertaining to or used by Seller in the Business and set forth on Schedule 1.1 attached hereto (the “Transferred Assets”), including the computer equipment and tangible property set forth on Schedule 1.1(a) attached hereto (the “Fixed Assets”), the contracts, agreements and licenses set forth on Schedule 1.1(b) attached hereto (the “Assumed Contracts”) and the other assets set forth on Schedule 1.1(c) attached hereto. Seller shall also assign and/or license to Purchaser certain intellectual property rights (the “ IP Assets”) with respect to the Business pursuant to an intellectual property agreement in the form attached hereto as Exhibit A (the “Intellectual Property Agreement”) to be executed and delivered at the Closing.

        1.2  Assets Not to be Transferred. Notwithstanding anything to the contrary in Section 1.1 above, Seller shall retain and Purchaser shall not acquire (i) Seller’s cash in any form and cash equivalents on the Closing Date; (ii) Seller’s minute books, financial statements, books of account (including its general ledger) and similar corporate documents; (iii) rights to the IP Assets other than pursuant to the Intellectual Property Agreement; (iv) Seller’s rights to any other assets and/or properties, tangible or intangible, real, personal or mixed, owned or leased by Seller that are not Transferred Assets; and (v) those assets set forth in Schedule 1.2 (collectively, the “Excluded Assets”).

        1.3  Assumption of Liabilities.

              (a)  On the terms and subject to the conditions contained herein, on the Closing Date, Purchaser shall assume and agree to pay, perform and discharge when due only the obligations and liabilities of Seller remaining unpaid or unperformed on the Closing Date under the Assumed Contracts; provided, however, that Purchaser shall have no obligation pursuant to any Assumed Contract that by its terms requires, prior to assignment, a consent to assignment unless a written consent thereto has been obtained on or prior to the date hereof. With respect to each such contract not assigned to Purchaser, which would have been acquired by Purchaser pursuant to Section 1.1 but for the failure to obtain a required consent, Seller shall continue to deal with the other contracting party to such contract as the prime contracting party, and Seller and Purchaser shall use commercially reasonable best efforts to obtain the consent of all required parties to the assignment of such contract; provided, however, that if Seller makes the benefit of such contract available to Purchaser to the same extent as if such impediment to assignment did not exist, Purchaser shall pay or satisfy the corresponding obligations and liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained. Such contract shall be promptly assigned by Seller to Purchaser after receipt of such consent after the date hereof and thereafter shall be deemed an Assumed Liability hereunder as if such consent had been obtained contemporaneously with or prior to the Closing. The liabilities described in the first sentence of this Section 1.3(a) shall be collectively referred to herein as the “Assumed Liabilities.”

              (b)  Except for the Assumed Liabilities, Purchaser shall not assume or have any responsibility for any other liability, obligation or commitment of any nature, whether now or hereafter existing, of Seller, including without limitation, any liability, obligation or commitment of Seller with regard to environmental matters or employment, employee benefits or equity compensation matters with respect to Seller’s employment of any employee employed by Seller on or prior to the Closing Date (collectively, the “Excluded Liabilities”) and Seller shall be responsible for any payment, settlement or discharge of all such liabilities, obligations or commitments which are not Assumed Liabilities. Without limiting the foregoing and subject to Section 1.8 hereof, all Taxes arising from or relating to Seller’s operations or related to Seller’s operation of the Business or ownership of the Transferred Assets or development, use or license of the IP Assets through and including the Closing Date shall remain the responsibility of Seller except as specifically included within the Assumed Liabilities.

        1.4  Consideration. In consideration of the sale and transfer of the Transferred Assets:

              (a)  at the Closing Purchaser shall (i) assume the Assumed Liabilities and (ii) pay Seller the amount of twenty-two million five hundred thousand dollars ($22,500,000) (the “Initial Cash Payment”, and together with the assumption of the Assumed Liabilities and the amount of the Subsequent Cash Payment (as defined below) actually paid to Seller, the “Purchase Price”) in cash by means of wire transfer of immediately available funds to the following bank account:

               Chase Manhattan Bank NYC

               ABA 021 000 021

               FBO Salomon Smith Barney

               A/C 066-198038

               For further credit to:

               382-48794-19-253

               Adero, Inc.

              (b)  upon (i) Purchaser having received the third party consents set forth in Schedule 1.4(b) and (ii) both Key Employees having executed Purchaser’s customary form of employment agreement or otherwise having become employed or retained by Purchaser whether as an employee, consultant or otherwise, Purchaser shall pay Seller the amount of one million dollars ($1,000,000) (the “Subsequent Cash Payment”) in cash by means of wire transfer of immediately available funds to the bank account set forth in Section 1.4(a) above.

        1.5  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati at 1117 California Avenue, Palo Alto, California, at 11:00 a.m. local time on a date mutually agreeable to Purchaser and Seller, but in no event later than three (3) business days after the date upon which all of the conditions set forth in Section 5 and Section 6 hereof have been satisfied (or waived by the party entitled to give such waiver). Such time and date of Closing are herein referred to as the “Closing Date”.

        1.6  Deliveries at the Closing. At the Closing, (i) Seller will execute, acknowledge and deliver to Purchaser the various certificates, instruments and documents referred to in Section 5; (ii) Seller will deliver title to the Fixed Assets by delivering a Bill of Sale, in substantially the form set forth in Exhibit B attached hereto, executed by Seller (the “Bill of Sale”); (iii) Purchaser will deliver the various certificates, instruments and documents referred to in Section 6; and (iv)  Purchaser will deliver to Seller the Initial Cash Payment.

        For a period not to exceed six (6) weeks from the Closing Date, Seller shall retain physical custody of the Fixed Assets in its possession until such time as Purchaser shall remove such Fixed Assets, which removal shall be at Purchaser’s expense and shall take place during Seller’s normal business hours and on reasonable advance notice from Purchaser to Seller. Nothing in this Section 1.6 is intended to create a bailor/bailee relationship between Seller and Purchaser and Seller shall bear no liability to Purchaser for loss or damage to the Fixed Assets except to the extent that any such loss or damage is the result of Seller’s negligence. For those Fixed Assets not its possession, for a period not to exceed twelve (12) weeks from the Closing Date (the “Transition Period”), Seller, at its expense, shall continue to co-locate such assets under its co-location agreements with the facilities where such assets are located and shall enable Purchaser to operate such assets in substantially the same manner as Seller operated the assets prior to the Closing (which shall include providing necessary network connectivity and other co-location services and reasonable access to the assets). During the Transition Period, Purchaser will work expeditiously to transition such assets out of such facilities or establish its own direct co-location relationship with the operator of such facilities. At all times from and after the Closing Date Purchaser shall bear all risk of loss or damage to the such Fixed Assets.

        For a period of up to three (3) months following the Closing Date, on reasonable prior notice from Purchaser to Seller, Seller shall use commercially reasonable efforts during normal business hours to provide Purchaser with reasonable access to personnel that are appropriate to assist Purchaser in the transition of the Business from Seller to Purchaser, provided that such access does not interfere with such personnel fulfilling their daily employment responsibilities to Seller.

        At any time and from time to time after the Closing, at the request of either party and without further consideration, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assumption and confirmation as may be reasonably necessary or appropriate in order more effectively to (i) transfer, convey, deliver and assign to Purchaser, and to confirm Purchaser’s right, title to or interest in the Transferred Assets, (ii) assign and/or confirm the license and other rights relating to the IP Assets as set forth in the Intellectual Property Agreement, (iii) evidence and confirm the assumption by Purchaser of the Assumed Liabilities, or (iv) otherwise to confirm or carry out the provisions of this Agreement.

        Purchaser shall have the right on or before the Closing to assign its rights and obligations under this Agreement to a wholly owned subsidiary organized for the purpose of accepting the Transferred Assets and assuming the Assumed Liabilities and otherwise performing the obligations of Purchaser as contemplated by this Agreement; provided, however, that Purchaser’s obligation to provide payment to Seller as provided in Section 1.4 above shall not be assigned and provided further that no such assignment shall relieve Purchaser of its other obligations hereunder. In such event, Purchaser will provide written notice to Seller, and the Ancillary Agreements and other agreements, certificates and instruments to be delivered by the parties at the Closing shall be appropriately adjusted to reflect such assignment.

        1.7  Allocation of Purchase Price. Seller and Purchaser agree that the allocation of the Purchase Price for the transactions contemplated hereby shall be as determined by the mutual written agreement of the parties no later than sixty (60) days following the Closing Date, which allocation shall be binding on both parties for purposes of filing all Returns relating to Taxes, including Transfer Taxes. Either party may request an amendment to such allocation, which shall be effective only upon written agreement from the other party.

        1.8  Sales Tax. With respect to all sales, use, registration, and other transfer taxes (“Transfer Taxes”), if any, arising by reason of or in connection with the transactions contemplated hereby, (i) Purchaser and Seller shall each pay 50% of any Transfer Taxes imposed by or with respect to the Commonwealth of Massachusetts and any other jurisdiction in which the Transferred Assets and/or IP Assets are located on the Closing Date, and (ii) Purchaser shall pay any and all other Transfer Taxes. Seller and Purchaser shall each use its reasonable efforts to obtain any available bulk sales or like exemptions or certificates which may reduce or eliminate any Transfer Taxes. Seller shall transmit to Purchaser all software included in Transferred Assets and IP Assets by a remote electronic delivery method unless Purchaser notifies Seller in writing that another delivery method is acceptable.

SECTION 2

REPRESENTATIONS, WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser that:

        2.1  Organization of Seller.

              (a)  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business (including the Business) as now being conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined below). Seller is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

              (b)  The term “Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that would reasonably be expected to (i) diminish the value of the Transferred Assets or increase the amount of the Assumed Liabilities by more than $25,000, (ii) materially interfere with the ownership, use, possession and other rights associated with the IP Assets as provided in the Intellectual Property Agreement, or (iii) materially interfere with Seller’s ability to consummate the transactions contemplated hereby.

        2.2  Authority. Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to be executed by Seller in connection herewith and to perform its obligations hereby and thereby, including granting the rights and licenses set forth in the Intellectual Property Agreement. For purposes of this Agreement, the term “Ancillary Agreement” shall mean each of the Bill of Sale, the Assumption Agreement, the Intellectual Property Agreement (including the Assignment Agreement attached thereto (the “Assignment Agreement”)) and any officer’s certificate required to be delivered by a party pursuant to Section 5 or Section 6 hereunder. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to be executed by it and the performance by Seller of the obligations contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms. The consummation of the transaction contemplated hereby will not constitute a sale of all or substantially all of the assets of Seller under Delaware law.

        2.3  Title to Assets.

              (a)  Seller has good and marketable title to, or a valid leasehold interest in, the Fixed Assets, free and clear of all liens, charges, security interests, mortgages, pledges, easements, or other restrictions of any kind (“Encumbrances”) (other than Permitted Encumbrances as defined below), and at the Closing will convey, assign, transfer and deliver to Purchaser good and marketable title to the Fixed Assets free and clear of any Encumbrances (other than Permitted Encumbrances of the nature described in clause (ii) of the definition of Permitted Encumbrances). For purposes of this Agreement “Permitted Encumbrance” shall mean any encumbrance consisting of (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) the rights of third parties under the Assumed Contracts, and (iii) encumbrances for Taxes and other assessments or governmental charges or levies not yet due and delinquent.

              (b)  All tangible personal property included in the Transferred Assets is in good operating condition and repair, ordinary wear and tear excepted, and has been maintained in accordance with good business practices and all third party software included in the Transferred Assets has been duly and properly licensed by Seller. All software included in the Transferred Assets has been maintained consistently with good business practices. No officer, director or employee of Seller, nor any family member or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the property included in the Transferred Assets.

        2.4  Consents and Absence of Conflicts.

              (a)  Except as set forth in Schedule 2.4, no consent of any person not a party to this Agreement and no consent of any governmental authority, except as required by the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

              (b)  Except as set forth in Schedule 2.4, as of the Closing, neither the execution and delivery by Seller of this Agreement and the Ancillary Agreements applicable to it, the compliance by Seller with the terms and conditions hereof or thereof, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) conflict with any of the terms, conditions and/or provisions of the Certificate of Incorporation or Bylaws of Seller, (ii) violate any provision of, or require any consent, authorization or approval under, any law or regulation or any judicial or administrative order, award, judgment, writ, injunction or decree or any governmental permit or license issued to or applicable to Seller, or (iii) conflict with, result in a breach of, constitute a default or event of default under, or require any consent, authorization or approval under any contract, lien, or instrument to which Seller is a party or by which it is bound, in the case of clauses (ii) or (iii) except for such violations, conflicts, breaches, defaults, events of default, and such consents, authorizations or approvals the failure of which to obtain, would not have a Material Adverse Effect.

        2.5  Intellectual Property.

              (a)  For the purposes of this Agreement, the following terms have the following definitions:

                     (i)  “Intellectual Property” shall mean any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, process, technology, technical data and customer lists, and all documentation relating to any of the foregoing (collectively, “Trade Secrets”); (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and all documentation relating to the foregoing, and (viii) any similar, corresponding or equivalent rights to any of the foregoing.

                     (ii)  “Seller Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to Seller that is necessary or material to the conduct of the Business as it is currently conducted and as reasonably contemplated to be conducted as described on Exhibit D attached hereto, including all IP Assets.

              (b)  Schedule 2.5(b) lists (i) all Seller Intellectual Property registered or filed in the name of, Seller and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of such registered or filed Intellectual Property rights and (ii) all copyright rights in the Seller Intellectual Property.

              (c)  Except as reflected in the Assumed Contracts or as set forth on Schedule 2.5(c) and except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller owns all right, title and interest in and to each item of Seller Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, or is a licensee of the Seller Intellectual Property pursuant to an Assumed Contract that is a valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto, and is in full force and effect.

              (d)  To the extent that any Seller Intellectual Property has been developed or created by any person other than Seller for which the Seller has, directly or indirectly, paid or provided consideration, the Seller has a written agreement with such person with respect thereto transferring to Seller all rights to such Seller Intellectual Property by operation of law or by valid assignment.

              (e)  Except under the Assumed Contracts or as set forth on Schedule 2.5(e), Seller has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Seller Intellectual Property, to any other person.

              (f)  Except as set forth on Schedule 2.5(f), the Seller Intellectual Property, together with the rights of Seller pursuant to the Assumed Contracts, constitutes all the Intellectual Property necessary or material to the conduct of the Business as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Seller (including products, technology or services currently under development).

              (g)  Except as set forth on Schedule 2.5(g), the licenses evidenced by the Assumed Contracts include all contracts, licenses and agreements to which Seller is a party with respect to any Intellectual Property necessary or material to the conduct of the Business as it is currently conducted and as reasonably contemplated to be conducted as described on Exhibit D attached hereto.

              (h)  Except as set forth in Schedule 2.5(h) hereto, the operation of the Business as it currently is conducted and as reasonably contemplated by Seller to be conducted as described on Exhibit D attached hereto using the Seller Intellectual Property, including but not limited to the Seller Intellectual Property and Seller’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Seller does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Seller have knowledge of any legitimate basis therefor).

              (i)  Except as set forth in Schedule 2.5(i), there are no contracts, licenses or agreements between Seller and any other person with respect to Seller Intellectual Property under which there is any dispute known to Seller regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

              (j)  To the knowledge of Seller, no person is infringing or misappropriating any Seller Intellectual Property.

              (k)  Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information, copyrighted material and Trade Secrets of Seller or provided by any other person to Seller. Without limiting the foregoing, Seller has a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements. All software included in the Seller Intellectual Property has been maintained by Seller consistently with good business practices.

              (l)  Other than general regulatory or other restrictions applicable to the business in which Seller is engaged, no Seller Intellectual Property or product, technology or service of Seller is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation of which Seller has knowledge that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Seller Intellectual Property.

              (m)  Seller has filed all documentation that was necessary or required to be filed with the filing of the provisional patent application listed on Schedule 2.5(b).

              (n)  With respect to its internally developed software, (i) Seller has followed customary practices in developing such software and (ii) to Seller’s knowledge, no viruses, time bombs or other disabling devices have been inserted into such software by its employees.

        2.6  Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Seller has received any written notice of assertion, nor, to Seller’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Seller, nor to Seller’s knowledge has Seller received written notice of any pending or threatened action, suit, proceeding, claim, arbitration or investigation with respect to the Seller Intellectual Property, in any case that could reasonably be expected to have a Material Adverse Effect. To the Seller’s knowledge, there are no judgments, orders, decrees, citations, fines or penalties applicable to Seller that would have a Material Adverse Effect.

        2.7  Compliance with Laws. Seller is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), the violation of which would have a Material Adverse Effect.

        2.8  Assumed Contracts. There is no material breach or default, or event that with notice or lapse of time, or both, would constitute a material breach or default by Seller or, to the Seller’s knowledge, any other party to any of the Assumed Contracts. Seller has not received written notice that it has breached or defaulted under any term or condition of any of the Assumed Contract or that any party to any of the Assumed Contracts intends to cancel or terminate any of such Assumed Contracts or to exercise or not exercise any options under any of the Assumed Contracts, except as described on Schedule 2.8. All payment obligations of Seller due to be performed on or prior to the Closing Date under the Assumed Contracts have been or will be paid or discharged on or prior to the Closing Date, except as to the purchase orders listed under subsection 5 of Schedule 1.1(b).

        2.9  Status of Contracts. Each of the Assumed Contracts constitutes a valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto, and is in full force and effect. Seller has not been notified in writing that any other party to any such contract intends to terminate it or repudiate any provision of it. Complete and correct copies of each of the Assumed Contracts have been delivered to Purchaser (including all amendments, estoppel certificates, modifications and material correspondence between Seller and the other party thereto).

        2.10  Insurance. Seller has in full force and effect property and casualty insurance in types and amounts normal and appropriate for the Business. Such insurance or comparable insurance will be maintained in full force and effect up to and including the Closing Date.

        2.11  Restrictions on Business Activities. Except as set forth in the Assumed Contracts or in the Intellectual Property Agreement, there is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order or decree to which Seller is a party and which will be binding on Purchaser after the date hereof which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the Business by Seller (or, after the date hereof, Purchaser) as conducted on the date hereof and as reasonably contemplated to be conducted as described on Exhibit D attached hereto. Without limiting the foregoing and except as set forth in the Assumed Contracts or in the Intellectual Property Agreement, Seller has not entered and will not enter into any agreement that will be binding on Purchaser after the date hereof that restricts the sale, license, or distribution of any products, services, or technology of the Business to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.12  Sufficiency of Transferred Assets. The Transferred Assets and the IP Assets, together with the assets set forth in clauses (i) and (ii) of Section 1.2, comprise all of the assets (including the Intellectual Property), properties and rights of every type and description, real, personal, tangible and intangible (i) necessary or material to the conduct of the Business as presently conducted and (ii) together with the assets set forth in item 2 of Schedule 1.2, that Seller owns or licenses that are necessary or material to the conduct of the Business as reasonably contemplated to be conducted as described on Exhibit D attached hereto. Except as described above, there are no other assets, properties or rights necessary or material to the operation of the Business as presently conducted and as reasonably contemplated to be conducted as described on Exhibit D attached hereto.

        2.13  Taxes. To the extent a failure to do so would have any adverse affect on Purchaser or the Transferred Assets, including without limitation through successor liability, Seller has timely and correctly filed all federal, state, local and other returns, estimates and reports (“Returns”) relating to any and all taxes or other governmental charges, obligations or fees and any related interest or penalties (including any liability for the Taxes of another person) (“Tax” or “Taxes”) it is required to file prior to the Closing Date and has paid all Taxes required to be paid or has provided adequate reserves therefor on its books and records. No claim has ever been made in writing by an authority in a jurisdiction where Seller does not file tax returns that it may be subject to taxation by that jurisdiction in respect of Transferred Assets.

        2.14  Employee Benefit Plans.

              (a)  All employee compensation, incentive, or benefit plans, programs, policies, commitments or other arrangements (including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any Retained Employee (as defined in Section 4.5), are listed in Schedule 2. 14(a) (the “Plans”).

              (b)  Seller has performed in all material respects all obligations required to be performed by it under each Plan, and each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), which are applicable to each such Plan. Each Seller 401(k) plan is intended to be qualified under Section 401(a) of the Code.

              (c)  Neither Seller nor any of its any other person or entity under common control with the Seller within the meaning of Section  414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (“Affiliates”) has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code. At no time has Seller or any of its Affiliates contributed to or been obligated to contribute to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or to any plan described in Section 413 of the Code.

              (d)  None of the Plans promises or provides retiree medical benefits to any person except as required by applicable law, and neither Seller nor any of its Affiliates has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Retained Employee or dependent thereof, except to the extent required by statute.

        2.15  Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any of the assets of Seller, including the Transferred Assets, are pending or, to the knowledge of Seller, are threatened, and Seller has not made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency proceedings. Seller has, and upon consummation of the transactions contemplated by this Agreement will have, realizable assets that exceed its liabilities, and Seller is able, and upon consummation of the transactions contemplated by this Agreement will be able, to pay its debts and other obligations as they become due.

        2.16  Receivables. Seller has no accounts receivable, notes or other amounts receivable from any third party customers, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course.

        2.17  Waiver of Claims. Seller has not canceled, compromised, waived, or released any right or claim (or series of rights and claims) relating to the Transferred Assets involving payments of more than $20,000.

        2.18  No Finder. Neither Seller nor any person acting on its behalf has taken any action which would obligate Purchaser to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Ancillary Agreements.

        2.19  Bringdown Schedules. As of the date hereof, all representations and warranties of Seller with regard to the Fixed Assets and the Assumed Contracts shall be based on Schedule 1.1(a) and Schedule 1.1(b) attached hereto. At the Closing, Seller shall deliver to Purchaser a revised Schedule 1.1(a) and Schedule 1.1(b) (the “Bringdown Schedules”) that will reflect (i) those purchase orders that have been paid by Seller after the date hereof but prior to the Closing Date and (ii) the Fixed Assets under the heading “Desktop, equipment and furnishings” on Schedule 1.1(a) that relate to the Retained Employees. If Seller pays any purchase order on Schedule 1.1(b) prior to the Closing Date, such purchase order shall be removed from Schedule 1.1(b) and the corresponding asset obtained shall be placed on Schedule 1.1(a). Any additional purchase orders entered into by Seller pursuant to Section 4.2 hereof shall be added to the Bringdown Schedules at the Closing, provided that the aggregate dollar amount of purchase orders set forth on the Bringdown Schedules does not exceed One Million Dollars ($1,000,000). All representations and warranties with respect to the Fixed Assets and Assumed Contracts as of the Closing Date shall be based on the Bringdown Schedules.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller that:

        3.1  Organization of Purchaser.

              (a)  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing in the State of California.

        3.2  Authority for Agreement. Purchaser has all requisite power and authority to enter into this Agreement and all other certificates and instruments to be executed by Purchaser in connection herewith, and to perform the obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of the obligations contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        3.3  Consents and Absence of Conflicts.

              (a)  No consent of any person not a party to this Agreement and no consent of any governmental authority, except as required by HSR Act, is required to be obtained on the part of the Purchaser to permit the consummation of the transactions contemplated by this Agreement and the Assumption Agreement, except for consents the failure of which to obtain, would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Assumption Agreement.

              (b)  As of the Closing, neither the execution and delivery by Purchaser of this Agreement and the Assumption Agreement, the compliance by Purchaser with the terms and conditions hereof or thereof, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (i) conflict with any of the terms, conditions and/or provisions of the Certificate of Incorporation or Bylaws of Purchaser, (ii) violate any provision of, or require any consent, authorization or approval under, any law or regulation or any judicial or administrative order, award, judgment, writ, injunction or decree or any governmental permit or license issued to or applicable to the Purchaser, or (iii) conflict with, result in a breach of, constitute a default or event of default under, or require any consent, authorization or approval under any contract, lien, or instrument to which the Purchaser is a party or by which it is bound, in the case of clauses (ii) or (iii) except for such violations, conflicts, breaches, defaults, events of default, and such consents, authorizations or approvals the failure of which to obtain, would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Assumption Agreement.

        3.4  No Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Purchaser has received any written notice of assertion, nor, to Purchaser’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Purchaser that could reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Assumption Agreement.

        3.5  No Finder. Neither Purchaser nor any person acting on its behalf has taken any action which would obligate Seller to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 4

AGREEMENTS, ARRANGEMENTS AND COVENANTS

        4.1  Full Access. From the date of execution of this Agreement until and including the Closing Date, Purchaser and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to the Business. Seller shall furnish or cause to be furnished to the Purchaser and their representatives all data and information concerning the business, finances and properties of the Business in Seller’s possession that may reasonably be requested, subject to Section 9.1 hereof.

        4.2  Conduct of Business. From the date of execution of this Agreement until and including the Closing Date, Seller shall operate and carry on the Business only in the ordinary course and consistent with past practice. Consistent with the foregoing, Seller shall (i) keep and maintain its assets in good operating condition and repair, ordinary wear and tear excepted, (ii) maintain the Seller Intellectual Property consistent with past practices, (iii) discharge all obligations arising under the Assumed Contracts as and when due, (iv) only enter into purchase orders with respect to the Business in the ordinary course of business and in no event in an amount in excess of $50,000 for any individual purchase order and $200,000 in the aggregate for all such purchase orders unless Seller has obtained Purchaser’s prior written consent thereto, and (v) will use its commercially reasonable best efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller.

        4.3  Advice of Developments and Notification of Certain Matters. Each party will give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, or (b) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 4.3 will not be deemed to amend or supplement any schedule delivered at the time of the signing of this Agreement, will not prevent or cure any misrepresentations, breach of warranty or breach of consent, and will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        4.4  Further Purchase Offers.

              (a)  Seller covenants and agrees, on behalf of itself and its respective employees, agents and representatives, that, until the Closing, Seller will not, directly or indirectly:

                            (i)  solicit, initiate or encourage the submission of inquiries, proposals or offers from any third party relating to any acquisition, purchase or license of the Transferred Assets, the Business or the IP Assets, or any material part thereof (other than licenses or agreements to provide products, technologies or services entered into in the ordinary course of business) (each, an “Acquisition Proposal”);

                            (ii)  participate in any discussions or negotiations regarding the foregoing;

                            (iii)  authorize any officer or agent to do any of the foregoing; or

                            (iv)  otherwise cooperate in any way with, or assist, facilitate, encourage, or participate in any effort or attempt by any other person to do or seek any of the foregoing.

              (b)  Seller and the officers and directors of Seller will immediately suspend any pre-existing discussions involving any Acquisition Proposal. Seller will immediately communicate to the Purchaser the terms of any inquiry, proposal, offer or contact with respect to any Acquisition Proposal received after the date of this Agreement by any director or executive officer of Seller.

        4.5  Employee Matters.

              (a)  Purchaser has identified in writing certain employees of Seller that it desires to hire and to which Purchaser may make an offer of employment (the “Retained Employees”), provided that Purchaser shall have no obligation to hire any such Retained Employee. In connection with the foregoing, Purchaser has designated Peter Bonhart and Chet Graham as key employees of the Business (the “ Key Employees”), and Seller may not object to Purchaser making an offer of employment to the Key Employees. In addition, Seller may not object to Purchaser making an offer of employment if it so desires to Perry Salomon, although Mr. Salomon shall not be a Key Employee hereunder. Seller agrees to (i) use reasonable efforts to cooperate with Purchaser in Purchaser’s recruitment of the Retained Employees, (ii) terminate the employment of the Retained Employees with Seller on the Closing Date and to pay any and all liabilities relating to such termination, including, without limitation any payments and benefits due such Retained Employees pursuant to accrued salary and wages, pension, retirement, savings, health, vacation, welfare and other benefits and severance payments or similar payments of the Retained Employees, and (iii) provide to each Retained Employee any notice (which notice shall be reasonably acceptable to

Purchaser) required under any law or regulations in respect of such termination including, without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Purchaser agrees that it will make offers of employment to Retained Employees in good faith, with salary and bonus compensation that is no less favorable than that provided by Seller and equity compensation that is commensurate with other similarly situated employees of Purchaser.

              (b)  Seller understands and agrees that Purchaser is not responsible for, and is not assuming any liability for, any of Seller’s plans, practices, agreements or other arrangements, or any “employee benefit plan” (as defined under ERISA rules and regulations) providing for compensation of any kind, funded or unfunded, whether denominated in cash or in equity of Seller, to any Retained Employee or other current or former employee of Seller; nor shall Purchaser be responsible for, or assume any liability for, any payments or benefits of any kind to any Retained Employee, or other current or former employee of Seller, (i) resulting from the sale of the Transferred Assets or as a result of the termination by Seller of any employees engaged in the Business, (ii) any obligation to provide COBRA continuation coverage resulting from employee terminations by Seller, (iii) any obligation in respect of medical and other benefits for claims made after the Closing Date in respect of costs and expenses incurred on or prior to the Closing Date, (iv) any obligation in respect of work-related injuries or worker’s compensation claims made after the Closing Date relating to any period prior to the Closing Date, (v) any obligation for vacation pay or similar accruals relating to employment by Seller.

              (c)  Seller agrees that the transaction contemplated herein will result in, and constitute, a distribution event for the Retained Employees under any Code Section 401(k) plan maintained by Seller pursuant to Code Section 401(k)(10)(A)(ii). Purchaser will use reasonable efforts to assist any Retained Employee, who so requests, in making a direct rollover of the Retained Employee’s vested account balance to Purchaser’s 401(k) plan as soon as practicable after the Closing Date, to the extent permitted by applicable law and Purchaser’s 401(k) plan.

              (d)  Purchaser shall employ the Retained Employees who accept employment with Purchaser following the Closing Date in accordance with the terms and conditions set forth in the employment offer letters to be delivered to the Retained Employees by the Purchaser. Purchaser shall cause all such Retained Employees as of the Closing Date to be eligible to participate in all employee benefit plans and arrangements of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate, provided that nothing herein shall prevent Purchaser from terminating the employment of any such Retained Employee or modifying or terminating such plans from time to time.

        4.6  Access to Records after Closing. For a period of one (1) year after the Closing Date, Seller and its representatives on one hand, and Purchaser and its representatives on the other, shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Business, in the case of Seller prior to the Closing Date, and in the case of Purchaser after the Closing Date, and each party shall retain and not destroy such books, records, documents, files and correspondence for such one (1) year period. Such access shall be afforded upon receipt of reasonable advance notice, during normal business hours and at the expense of the party seeking access. In addition, each party shall cooperate with the other (without regard to the one (1) year time limit indicated above) as reasonably requested by such party in connection with the filing of Returns relating to Taxes and in connection with any Tax audits or other claims, including by providing Tax records to the requesting party upon such party’s reasonable request.

        4.7  Best Efforts; Further Assurances; Consents of Third Parties. Each of Seller and Purchaser agree (i) to use its best reasonable efforts to take or cause to be taken all reasonable actions as may be necessary or advisable to fulfill the obligations and consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as reasonably practicable (including the satisfaction of the closing conditions set forth in Sections 5 and 6 below), (ii) to promptly file or supply, or cause to be filed or supplied, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable requirements of laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and to cooperate in good faith with each other in the preparation thereof and the exchange of information with respect thereto, (iii) to use its best efforts to obtain all consents, waivers, approvals, authorizations, permits, orders, filings, registrations or qualifications of or with any governmental body and all consents, approvals or authorizations of any other third party consents required to be obtained by them for the consummation by them of the transactions contemplated by this Agreement and the Ancillary Agreements (including all consents of third parties required for valid assignment of the Assumed Contracts to be assigned by Seller to Purchaser at the Closing and all consents set forth on Schedule 1.4(b)).

        4.8  Covenant Not to Compete. Seller agrees that in consideration of the purchase of the Transferred Assets by Purchaser, it shall not, for a period of one year from the Closing Date, directly or indirectly, (i) engage in, run, own, manage, operate, control, invest (other than minority investments of less than 5%) or participate in any business, venture or activity which engages in the business of providing trusted third party clearinghouse, log information, traffic reporting and billing services, related to content distribution, to an alliance of network operators, including Internet service providers, network service providers, access providers, hosting entities and other similar organizations (as previously defined, the “Business”), or (ii) enable any third party through technology transfers or otherwise to engage in, run, own, manage, operate, control or participate in any business, venture or activity which engages in the Business; provided, however, that (a) the foregoing restrictions shall not restrict Seller from providing services to its individual customers, including network operators and their resellers, who are not engaged in the Business in connection with the operation of such customers’ business; (b) the foregoing restrictions shall not restrict Seller from participating in standard setting activities or alliances for that purpose from and after ninety (90) days following the Closing Date; and (c) Seller shall retain its founding member status in the Content Bridge Alliance and such membership and related activities shall not be deemed a violation of this Section 4.8.

        4.9  Pending/New Customer and License Agreements; Continued Support.

              (a)  During the period from the date of this Agreement until the Closing Date, Seller (i) shall use reasonable efforts to assist Purchaser in recruiting new customers, network partners and technology partners for the Business, (ii) shall use commercially reasonable efforts to assist Purchaser to close pending customer prospects as promptly as possible, (iii) shall consult with Purchaser with respect to any pending or new customer agreements and licenses of technology (both as licensor and licensee) related to the Business, and (iv) shall not grant any exclusive licenses to Seller Intellectual Property without the prior written consent of Purchaser. Subject to the consent of Purchaser, Seller shall provide in the terms of such agreements for their automatic transfer and assignment to Purchaser, subject to and effective upon the Closing. Upon the Closing, all such agreements shall be included in Schedule 1.1(b), and shall be deemed to be part of the Transferred Assets and Assumed Liabilities hereunder.

              (b)  For at least six (6) months following the Closing Date, Seller shall continue to publicly support the Content Bridge alliance, shall maintain an active participation in the Content Bridge alliance and shall promote the Content Bridge alliance as its preferred alliance among network operators for the Business. In addition, for at least ninety (90) days following the Closing Date, Seller shall (i) not publicly announce support (or enable any third party to publicly announce Seller’s support) for any alliance similar to the Content Bridge alliance and (ii) provide positive quotes in press releases and participate in public relations conference calls as may be reasonably requested by Purchaser.

        4.10  Non-Solicitation. For a period of ninety (90) days following the Closing Date, Purchaser shall not solicit for employment, directly or indirectly, whether as an employee, agent, contract worker, independent contractor or any individual in a similar capacity, any employee to whom Seller has objected be included on the list of Retained Employees; provided however that this Section 4.10 shall not prevent Purchaser from soliciting employees if such solicitation takes place solely by means of a general solicitation of employment, by advertisements, or by engaging firms to conduct searches that are not specifically directed towards employees of Seller.

        4.11  Post Closing Access to Information. If, after the Closing, in order to prepare documents or reports required to be filed with governmental authorities or with its financial statements, or for purposes of determining the Purchase Price allocation in accordance with Section 1.7, it is necessary that Purchaser or Seller be furnished with additional information relating to the Transferred Assets or Assumed Liabilities and such information is in the possession of the other party, such other party will furnish, or cause to be furnished, such information to the requesting party.

        4.12  Other Agreements. Purchaser agrees that Seller shall have the right to obtain a license on customary terms and conditions to the Purchaser’s CNS and CDS software programs. Purchaser further agrees that Seller shall have the right to obtain a non-exclusive license to the Traffic Server APIs and accompanying tool kit pursuant to Purchaser’s standard value added services partner program agreement, provided however that Purchaser shall waive all fees related thereto. As soon as practicable following the Closing Date, the parties will negotiate in good faith and sign a Content Bridge Agreement allowing Seller to become a Carrier (Hosting and Access) Partner for the Content Bridge alliance, on terms and conditions as the parties may mutually agree.

        4.13  Termination of Collaboration Agreement. Effective on the Closing Date, the Collaboration Agreement dated March 31, 2000, Amendment Number 1 thereto dated June 29, 2000 and Amendment Number 2 thereto dated July 19, 2000 (collectively, the “Collaboration Agreement”) shall automatically terminate in its entirety with no further obligation or liability on the part of either party thereto.

        4.14  Provision of Audited Financials. Seller acknowledges that Purchaser may be required to file a Current Report on Form 8-K under the Securities Exchange Act of 1934 in connection with the transactions contemplated by this Agreement (the “Form 8-K”), including historical audited financial statements relating to the Business and the Transferred Assets (the “8-K Financial Statements”) required to be included with the Form 8-K. Seller agrees to provide all information reasonably requested by Purchaser to determine whether Purchaser is required to file the Form 8-K; and if such determination is in the affirmative, then Seller shall provide the 8-K Financial Statements, together with the audit report of Seller’s independent accountants thereon, no later than 45 days after the Closing Date. Purchaser shall reimburse Seller for 100% of all reasonable fees and disbursements of Seller’s independent accountants, up to a maximum amount not to exceed $25,000, in connection with the preparation of the 8-K Financial Statements.

SECTION 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver in writing by Purchaser, at or before the Closing, of each of the following conditions:

        5.1  Representations True and Correct. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on such date.

        5.2  Covenants Performed. Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date.

        5.3  Antitrust Compliance. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

        5.4  Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision significantly limiting or restricting Purchaser’s conduct or operation of the Business or use or transfer of the Transferred Assets or IP Assets following the Closing, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

        5.5  Necessary Consents. The third party consent set forth in Schedule 5.5 hereto shall have been obtained by Seller and delivered to Purchaser.

        5.6  Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by Seller’s president and chief executive officer certifying that the conditions set forth in this Section 5 have been satisfied.

        5.7  Ancillary Agreements. Purchaser shall have received (i) the Bill of Sale executed by Seller, (ii) the Intellectual Property Agreement executed by Seller and (iii) the Assignment Agreement executed by Seller.

SECTION 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver in writing by Seller, at or before the Closing, of each of the following conditions:

        6.1  Representations True and Correct. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on such date.

        6.2  Covenants Performed. Purchaser shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Purchaser on or before the Closing Date.

        6.3  Antitrust Compliance. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

        6.4  Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision significantly limiting or restricting the business of Seller following the Closing or seeking to restrain in any fashion the transactions contemplated by this Agreement, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

        6.5  Payment of Initial Cash Payment. Purchaser shall have delivered the Initial Cash Payment to Seller.

        6.6  Necessary Consents. The third party consent set forth in Schedule 6.6 hereto shall have been obtained by Seller.

        6.7  Ancillary Agreements. Seller shall have received an (i) Assumption Agreement, in substantially the form of Exhibit C attached hereto, executed by Purchaser (the “Assumption Agreement”) and (ii) the Intellectual Property Agreement executed by Purchaser.

SECTION 7

INDEMNIFICATION

        7.1  Survival of Representations and Warranties. The respective representations and warranties of each of Seller and Purchaser contained in this Agreement shall survive the Closing Date but shall expire on the one-year anniversary of the Closing Date, except with respect to, and to the extent of, any claim of which written notice specifying, in reasonable detail, the nature and amount of the claim has been given by one party to the other prior to such expiration. The respective covenants and agreements of Seller and Purchaser contained in this Agreement (including, without limitation, the respective indemnification obligations of Seller and Purchaser set forth in Section 7 hereof) shall survive the consummation of the transactions contemplated by this Agreement.

        7.2  Indemnification by Seller. Subject to the remaining provisions of this Section 7, Seller shall indemnify and hold Purchaser harmless from and after the Closing Date from and against any claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorney’s fees (“Damages”) incurred or suffered by Purchaser as a result of, or arising from (i) any inaccuracy in any of the representations and warranties made herein by Seller as of the date hereof or as of the Closing Date, (ii) any breach of any covenant or agreement of Seller made herein, (iii) any Excluded Asset or Excluded Liability and (iv) any failure by Seller to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement. Seller’s obligation to indemnify Purchaser against Damages arising under Section 7.2(i) shall arise only after Damages aggregating $100,000 have been incurred or suffered by Purchaser pursuant to Section 7.2(i), in which event Purchaser shall be entitled to indemnification for all such Damages. Seller’s maximum liability to Purchaser (x) under Section 7.2(i) shall not exceed $5,200,000 in the aggregate and (y) under all of Section 7.2 (including Section 7.2(i)) shall not exceed the Purchase Price.

        7.3  Indemnification by Purchaser. Subject to the remaining provisions of this Section 7, Purchaser shall indemnify and hold Seller harmless from and after the Closing Date from and against any Damages incurred or suffered by Seller, as a result of, or arising from (i) any inaccuracy in any of the representations and warranties made herein by Purchaser as of the date hereof or as of the Closing Date, (ii) any breach of any covenant or agreement of Purchaser made herein and (iii) any Assumed Liability or Transferred Asset. Purchaser’s obligation to indemnify Seller against Damages arising under Section 7.3(i) shall arise only after Damages aggregating $100,000 have been incurred or suffered by Seller pursuant to Section 7.3(i), in which event Seller shall be entitled to indemnification for all such Damages. Purchaser’s maximum liability to Seller (x) under Section 7.3(i) shall not exceed $5,200,000 in the aggregate and (y) under all of Section 7.3 (including Section 7.3(i)) shall not exceed the Purchase Price.

        7.4  Indemnification Procedure.

              (a)  Within a reasonable time after the incurrence of any Damages by the party seeking indemnification hereunder (the “ Indemnified Party”), including, without limitation, any claim by a third party described in Section 7.4(c) hereof, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

                     (i)  state that the Indemnified Party has paid or properly accrued Damages, or anticipates that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                     (ii)  specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

              (b)  In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.

              (c)  Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within ten (10) days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying

Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Section 7.

              (d)  Claims for Damages specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Damages covered by a memorandum of agreement of the nature described in paragraph (b), claims for Damages the validity and amount of which have been the subject of judicial determination as described in paragraph (b), and claims for Damages the validity and amount of which shall have been the subject of a final judicial determination as described in paragraph (c) are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) business days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) business day prior to such payment.

SECTION 8

TERMINATION

        8.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated at any time before the Closing:

              (a)  by mutual written agreement of Seller and Purchaser;

              (b)  by either Purchaser or Seller by written notice to the other without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing Date shall not have occurred on or before January 31, 2001; or

              (c)  by either Purchaser or Seller, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail to perform in any material respect its covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) breach or have breached any of its representations or warranties contained herein in any material respect; provided, however, that no such termination shall become effective unless the terminating party has notified the other party in writing of its intent to terminate, such notice to be sent at least ten (10) days prior to the intended date of termination and specifying the nature of the failure or breach giving rise to such termination; and provided further, that such notice to terminate shall be void if the recipient thereof has cured such failure or breach within such ten (10) day period.

        8.2  Effect of Termination. In the event this Agreement is validly terminated pursuant to Section 8.1, (i) this Agreement shall forthwith have no further force and effect except for Seller’s and Purchaser’s respective obligations set forth in Sections 9 and 10 hereof, and (ii) nothing herein shall relieve either party from liability for any breach of this Agreement.

SECTION 9

CONFIDENTIALITY

        9.1  Confidentiality. Purchaser and Seller hereby confirm the continued effectiveness of the Mutual Confidentiality Agreement between the parties effective as of September 7, 2000 (the “Confidentiality Agreement”).

        9.2  Public Announcements. Except as required by applicable law, no party hereto shall disclose the existence or terms of this Agreement or any Ancillary Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

        9.3  Employee Disclosure. The foregoing Sections 9.1 and 9.2 shall in no way limit either Party’s ability to disclose the existence of this Agreement, but not its specific terms, generally to its employees; provided however that if the existence of this Agreement and any Ancillary Agreement has not been disclosed to the public, then any such disclosure to employees shall be done so as confidential information in accordance with nondisclosure agreements with such employees.

SECTION 10

GENERAL PROVISIONS

        10.1  Payment of Costs. Whether or not the transactions contemplated hereby are consummated, all fees and expenses, including any legal, accounting, investment banking and other professional services, costs and expenses, incurred in connection with the negotiation and/or effectuation of the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. However, Purchaser shall pay all filing fees associated with the making of required filings under the HSR Act.

        10.2  Entire Agreement; Waivers. Except with respect to the Confidentiality Agreement, which shall remain in full force and effect, this Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the parties hereto with respect to the subject matter hereof and this Agreement and the Ancillary Agreements and other documents delivered in connection herewith constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement or any Ancillary Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        10.3  Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding on, and shall inure to the benefit of, the parties to it and their respective permitted successors, and assigns. Subject to Section 1.6 above, no party shall assign this Agreement without first obtaining the written consent of the other party.

        10.4  Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) upon confirmation of facsimile, (ii) when received if sent by a method of overnight delivery requiring a signature for delivery acceptance, (iii) when delivered personally on the party to whom notice is to be given, or (iv) when received if sent by certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

To Seller:	Adero, Inc. 170 Tracer Lane Waltham, MA 02451 Attention: General Counsel Ph: (781) 446-5000 Fx: (781) 446-5008

To Purchaser:	Inktomi Corporation 4100 E. Third Avenue MS FC 2-6 Foster City, CA 94404 Attention: General Counsel Ph: (650) 653-2800 Fx: (650) 653-2899

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

        10.5  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware (without giving effect to the principles thereof relating to conflicts of law).

        10.6  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by either Purchaser and Seller.

        10.7  Counterparts. This Agreement and any Ancillary Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        10.8  Enforcement. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Transferred Assets, the Business or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

        10.9  No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

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             IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

“PURCHASER”		INKTOMI CORPORATION
By:

Title:

“SELLER”		ADERO, INC.
By:

Title: